Exhibit 99.1

FOR IMMEDIATE RELEASE

Michael E. Keane: (818) 992-3020 or David S. Brooks: (818) 992-2872

UNOVA Announces First Quarter 2003 Results

•                  Intermec achieves double-digit percent sales growth on a comparable quarter basis for the third successive quarter

•                  Industrial Automation Systems (IAS) backlog shows first quarterly improvement in more than three years

•                  Net debt of $20.9 million represents another record low

WOODLAND HILLS, CA – April 25, 2003 – UNOVA, Inc. (NYSE: UNA; www.unova.com) today announced financial results for the first quarter 2003.

UNOVA reported 2003 first quarter revenues of $273.7 million and a net loss of $14.9 million, or ($0.25) per share, compared to revenues of $292.4 million and a net loss of $18.2 million, or ($0.32) per share for the first quarter 2002.

2003 first quarter results include $1.0 million of special charges related to the IAS restructuring and the relocation of UNOVA headquarters. 2002 first quarter results included $4.7 million in special charges related to a loss on the sale of a non-core industrial business.

UNOVA’s net debt (defined as total debt less cash) decreased $25.5 million to $20.9 million during the first quarter 2003, primarily due to positive cash generation from operations.

“We are pleased with Intermec’s growth and its ability to translate growth to superior bottom-line performance,” said Larry Brady, Chairman and CEO. “Both our business segments are producing results beyond what we might expect in this weak economy and we continue to use those results to drive cash flows.”

Automated Data Systems (ADS)

Intermec Technologies reported revenues of $162.9 million and a segment operating profit of $9.0 million for the quarter, compared to $140.3 million and a segment operating loss of $0.7 million for the 2002 first quarter.

The majority of product revenue improvement came from the core ‘Systems and Solutions’ business, which grew 27 percent. Geographically, the strongest performance was in international markets, where Europe grew at 31 percent and the rest of the world grew at 71 percent. Approximately $7.0 million of the revenue increase on a comparable quarter basis is due to changes in foreign currency exchange rates.

Profit improvement was the result of the volume increase and continuing productivity improvement. Gross margin improved by more than two points and selling, general and administrative costs decreased four points versus the comparable first quarter 2002.

First-quarter ADS product and service operating margins were 5.5 percent, the highest in more than three years. Coupled with annualized capital utilization turns of 5.5 times during the quarter, pre-tax return on capital utilized at ADS for the quarter exceeded 30 percent.

The quarter was marked by several important wireless product developments. One of the nation’s largest convention centers, the new 1.8-million square foot Mandalay Bay Convention Center in Las Vegas, selected Intermec’s 802.11b wireless access points for wireless connectivity to exhibitors and visitors. Intermec also introduced the industry’s first wireless access point with an embedded RADIUS authentication server for enhanced security and network administration.

Intermec also launched its new rugged Tablet PC, the CT60, powered by Microsoft Windows XP Tablet PC Edition.

Industrial Automation Systems (IAS)

The Company will now report the results of the former Integrated Production Systems (IPS) and Advanced Manufacturing Equipment (AME) segments as the Industrial Automation Systems (IAS) segment due to the previously announced merger of AME with the Company’s Lamb operations.

Accordingly, the IAS segment, comprising Lamb Machining Systems, Lamb Body & Assembly, Cincinnati Machine and Landis, reported revenues of $110.8 million and an operating loss of $10.4 million for the first quarter 2003, compared to revenues of $152.1 million and a loss of $0.1 million for the 2002 first quarter.

Backlog was $239.1 million at March 31, 2003, approximately $4 million greater than at December 31, 2002, representing the first sequentially positive improvement in three and one-half years.

Corporate Developments

During the quarter, the Company announced that Allen J. Lauer, CEO of Varian, Inc., joined its board of directors.

UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries.

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www.unova.com UNA-223

(Forward-looking Statements)

Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about management’s belief that the market for automated data collection and mobile computing equipment will continue to grow in a weak economic environment, the Company’s ability to continue to reduce its costs and the Company’s ability to realize its intentions with respect to the future performance of its business operations, including its ability to match operating costs to weak market conditions, and its ability to successfully complete the merger and consolidation of its industrial automation operations. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, the following which are beyond the Company’s control: the presence of competitors with greater financial and other resources, technological changes and developments, renewed capital spending among automotive and aerospace companies, the Company’s ability to successfully secure contracts from automotive and aerospace companies or their suppliers, and other risks and uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission.

UNOVA, INC. FIRST QUARTER 2003 - EARNINGS CONFERENCE CALL

UNOVA, Inc. will hold a conference call on Monday, April 28 at 10:30 am Eastern time to review financial results from the first quarter 2003, hosted by UNOVA Chairman and CEO Larry D. Brady and UNOVA CFO Michael E. Keane. The dial-in number is 1-(484)-630-4544; passcode = UNOVA. The call will also be broadcast on the Internet via a link from the investor’s Web page at UNOVA’s Web site. Approximately two hours after the call, and for approximately 15 days after the call, a playback can be heard 24-hours a day by dialing 1-(402)-998-1179.

UNOVA, INC.

(amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002

CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Sales and Service Revenues	$273,667	$292,381
Costs and Expenses
Cost of sales and service	197,210	217,366
Selling, general and administrative	77,715	73,942
Depreciation and amortization	7,165	9,002
Special charges	998	4,688
Total Costs and Expenses	283,088	304,998
Operating Loss	(9,421)	(12,617)
Interest, net	(3,862)	(5,541)
Loss before Income Taxes	(13,283)	(18,158)
Provision for Income Taxes	(1,600)	—
Net Loss	$(14,883)	$(18,158)

Basic and Diluted Loss per Share	$(0.25)	$(0.32)

Shares Used in Computing Basic and Diluted Loss per Share	58,413	57,547

SELECTED SEGMENT INFORMATION (Preliminary)

Sales and Service Revenues

Automated Data Systems	$162,882	$140,325
Industrial Automation Systems	110,785	152,056
Total Sales and Service Revenues	$273,667	$292,381

Operating Loss

Segment Operating Profit (Loss)
Automated Data Systems	$9,002	$(734)
Industrial Automation Systems	(10,399)	(72)
Total Segment Operating Profit (Loss)	(1,397)	(806)
Corporate and Other	(7,026)	(7,123)
Special Charges	(998)	(4,688)
Operating Loss	$(9,421)	$(12,617)

UNOVA, INC.

CONSOLIDATED BALANCE SHEETS (Preliminary)

(amounts in thousands)

	March 31, 2003	December 31, 2002
Assets

Current Assets
Cash and cash equivalents	$187,627	$178,269
Accounts receivable, net	293,601	341,171
Inventories, net of progress billings	139,962	138,468
Deferred tax assets	74,311	78,612
Other current assets	11,359	9,247

Total Current Assets	706,860	745,767

Property, Plant and Equipment, Net	120,896	126,936

Goodwill and Other Intangibles, Net	75,411	75,345

Deferred Tax Assets	107,710	103,559

Other Assets	66,306	73,174

Total Assets	$1,077,183	$1,124,781

Liabilities and Shareholders' Investment

Current Liabilities
Accounts payable and accrued expenses	$277,631	$286,715
Payroll and related expenses	62,290	72,211

Total Current Liabilities	339,921	358,926

Long-term Obligations	208,500	224,700

Other Long-term Liabilities	125,191	123,257

Shareholders' Investment
Common stock	587	586
Additional paid-in capital	674,954	674,715
Retained deficit	(253,182)	(238,299)
Accumulated other comprehensive loss	(18,788)	(19,104)

Total Shareholders' Investment	403,571	417,898

Total Liabilities and Shareholders' Investment	$1,077,183	$1,124,781

UNOVA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Preliminary)

Three Months Ended March 31, 2003

(amounts in thousands)

Cash and Cash Equivalents at Beginning of Period	$178,269

Cash Flows from Operating Activities:
Net Loss	(14,883)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,165
Changes in working capital and other operating activities	33,723
Net Cash Provided by Operating Activities	26,005

Cash Flows from Investing Activities:
Capital expenditures	(4,387)
Other investing activities	3,959
Net Cash Used in Investing Activities	(428)

Cash Flows from Financing Activities:
Repayment of long-term obligations	(16,200)
Other financing activities	(19)
Net Cash Used in Financing Activities	(16,219)

Resulting Increase in Cash and Cash Equivalents	9,358

Cash and Cash Equivalents at End of Period	$187,627